FINEXIC CONCORDIA

Think Acquisition | Think Expansion

Non-Binding Term Sheet for Interups Singapore (a subsidiary of Interups Inc. USA)

June 13, 2021

To
Mr. Laxmi Prasad
Group Chairman and CEO
Interups Inc.

Sub: Non-Binding Term sheet for Interups Singapore

Dear Mr. Prasad,

Further to various rounds of discussions we are pleased to provide to you a Non-Binding Term Sheet with respect to Capital Sponsorship for your Singapore entity which in turn shall be acquiring and investing into various businesses.

The proposed total amount of fund to be raised is USD 1.2 Billion through joint fund infusion of USD 600 million each by

a) Interups Singapore Entity

b) FINEXIC CONCORDIA GROUP entity ("Capital Sponsor"),

The terms and conditions as specified in Annexure-1 are non-binding and post acceptance of the terms and conditions as specified in Annexure-1, definitive agreements shall be executed between the parties for completion of the proposed transaction.

The intent, as per our discussions is to complete the fund infusion within 30 to 45 days from date of this non-binding term sheet.

We look forward to a confirmation from your side at the earliest
(through signed acceptance of every page of this non-binding Term Sheet)

With warm regards,

For and on behalf of
FinExic Concordia Group

Anindya Chakraborty
Director & Member of Investment Committee

Annexure-1 – Terms and Conditions

Disclaimer - This is a non-binding term sheet. If found mutually suitable for the intended transaction, this Annexure-1 (read with Annexure-2) shall provide the basis for execution of Binding Term Sheet and subsequent definitive agreements between the parties mentioned hereinafter.

Sl no	Main Points	Details
1	**Investment corpus and purpose**	USD 1.2 billion which shall be deployed for acquiring and investing into various businesses
2	**Participating entities**	(a) Interups Singapore Entity (b) FinExic Concordia Group (FCG) ("Capital Sponsor")
3	**Contribution of parties**	

Contributing parties	Status	$ millions
Interups Singapore Entity	Promoter Investor	600
FinExic Concordia Group (FCG)	Capital Sponsor	600
Total Investment Corpus		**1,200**

Sl no	Main Points	Details
4	**FCG Capital Sponsorship format**	FCG will provide its capital sponsorship of USD 600 million against issuance of Preferred Equity Shares under terms specified in Annexure-2.
5	**Fund Infusion Vehicle**	Fund infusion shall be done through a freshly incorporated entity (SPV) under an Escrow arrangement with Escrow being managed by HSBC Issuer Services Division.
6	**Fund infusion modalities**	**Step wise process outlined below –** 1) SPV formed with nominal capital and owned 50:50 by Interups Singapore Entity (Promoter Investor) and FCG entity (Capital Sponsor) 2) SPV to establish a Corporate Business Account with HSBC Bank. 3) Interups Singapore Entity (Promoter Investor) injects its contribution in the form of share application money into the Escrow Account of SPV (amount as per clause 3) 4) FCG (Capital Sponsor) infuses matching amount in the form of share application money into Escrow Account of SPV within 15 days of Step 3 above (amount as per clause 3)

Laxmi Prasad

		5) As per pre-agreed escrow conditions, the total amount is automatically transferred to the Corporate Business Account of SPV which establishes the *Completion of Contribution* by both parties. 6) Interups Singapore Entity withdraws its portion of Share Application money *(USD 600 million)* from the SPV. 7) Post Step (6), there is negligible financial interest or outlay remaining in SPV for Interups Singapore Entity. Accordingly, and as pre-agreed, Interups Singapore Entity (Promoter Investor) immediately transfers its 50% shareholding in SPV to FinExic Concordia at par value. 8) FCG invests its Capital Sponsorship amount *(USD 600 million)* in Interups Singapore Entity (Promoter Investor) under terms and conditions specified in Annexure-2 (subject to legal vetting and execution of all relevant agreements etc.) 9) Interups Singapore Entity (Promoter Investor) now has full investment corpus of USD 1.2 billion to be deployed for specified purposes.
7	**Board Seats in Interups Singapore Entity**	(a) FCG to nominate 2 non-executive directors on the Board as observers **(b)** It is hereby clarified that FCG nominated Board observers shall not be involved in day-to-day business activities.
8	**Consensus matters**	Certain matters like deployment of funds into underlying assets/entities, deployment of returns received from underlying assets/entities, exit from underlying assets/entities, major litigations should be with consensus from FCG both at Board Meetings and Shareholder Meetings. These will be mutually discussed and defined in definitive agreements.
11	**Timelines**	(a) For Fund infusion (Steps 3 to 8 of clause 6) - within 15 days * **** subject to any force majeure***

Laxmi Prasad

Annexure-2 - Terms and conditions for the Capital Sponsorship

(1). **Structure** - Optionally Convertible Preference Shares

(2). **Tenor** – 7 years

(3). **Overall Return on Investment: Overall IRR capped at 18% comprising of**

a. Guaranteed IRR (15%) + Participative Dividend

b. Guaranteed IRR (15%) comprising of Guaranteed Dividend + Redemption Amount

1. **Guaranteed Dividend** – 7% coupon rate payable annually at end of each financial year commencing from year 2.

    a. In case of any shortfall *(but never below 3.5%, which is minimum coupon rate that has be paid on annual basis)* in such payment i.e. in case of unpaid dividend, the following shall be applicable -

    b. The shortfall amount shall be paid as soon as possible thereafter and within 3 months from due date of payment.

    c. In case the shortfall amount cannot be paid within **3** months from its due date, then FCG based on its discretion and based on a written request to such effect from Interups Singapore Entity may give an approval for payment of such shortfall (accrued and outstanding unpaid dividend) either along with payment of next Annual Dividend or at the time of redemption.

    d. Shortfall amount shall bear penal interest rate of 10% per annum (calculated on daily basis) for the period of delay in payment wherein period of delay is the number of days from due date of dividend payment up to date of actual payment (both days inclusive).

(4). **Redemption** – The redemption amount at end of tenor shall be such that total IRR to FCG considering both annual dividend and the redemption amount shall be 15%.

(5). **Conversion into equity shares** – FCG reserves the option to convert up to 40% of its Preference Shares under the following scenarios, whichever is earlier

a. In case of IPO of any underlying asset/business where Interups Singapore Entity has deployed part of its investible corpus of USD 1.2 billion, FCG shall have the option to convert up to 40% of its pro-rata amount of the deployed investible corpus, at its redemption value (calculated at Guaranteed IRR) in such asset/business prior to IPO

OR

b. Common class equity shares based on Fair Value of Interups Singapore Entity at the end of tenor, at its redemption value (calculated at Guaranteed IRR)

(6). **Participative Dividend** – Distribution of additional dividend from underlying assets/investments, post servicing of Minimum Guaranteed Dividend, if any, shall be distributed in proportion to capital contribution.

Laxmi Prasad